EXHIBIT 107

CALCULATION OF FILING FEE TABLES

FORM S-8

COMSTOCK RESOURCES, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.50 par value per share	Other(1)	10,000,000(2)	$23.84 (1)	$238,400,000 (1)	.0001531	$36,499.04
Total Offering Amounts					$238,400,000		$36,499.04
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$36,499.04

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and the aggregate offering price are based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on June 3, 2025.
(2)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.